Exhbit 5.2
Richards, Layton & Finger
A PROFESSIONAL ASSOCIATION
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax: (302) 651-7701
www.rlf.com
January 11, 2008
Temecula Valley Statutory Trust VI
c/o Temecula Valley Bancorp Inc.
27710 Jefferson avenue, Suite A100
Temecula, California 92590
     Re: Temecula Valley Statutory Trust VI
Ladies and Gentlemen:
     We have acted as special Delaware counsel for Temecula Valley Statutory Trust VI, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
(a)	The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 5, 2007;

(b)	The Declaration of Trust, dated as of December 5, 2007, among Temecula Valley Bancorp Inc., a California corporation (the “Company”), as depositor, Wilmington Trust Company, as trustee (the “Trustee”), and Stephen H. Wacknitz, Donald A. Pitcher and William H. McGaughey, each an individual, as administrators (collectively, the “Administrators”);

(c)	The Registration Statement on Form S-3 (the “Registration Statement”), including a prospectus (the “Prospectus”), relating to the Trust’s [___]% Trust Preferred Securities (liquidation amount $10 per security), to be filed with the Securities and Exchange Commission on or about January 11, 2008;

(d)	A form of Amended and Restated Trust Agreement of the Trust (the “Trust Agreement”), to be entered into among the Company, as depositor,

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January 11, 2008

the Trustee, and the Administrative Trustees (as defined therein), attached as an exhibit to the Registration Statement; and

(e)	A Certificate of Good Standing for the Trust, dated January 11, 2008, obtained from the Secretary of State.
     Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.
     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
     For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, formed or organized, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, formation or organization, (iii) that each natural person who is a signatory to the documents examined by us has the legal capacity to sign such documents, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) that each Person to whom a Preferred Securities Security (the “Preferred Securities”) is to be issued by the Trust (the “Preferred Security Holders”) has received an appropriate Trust Preferred Securities Certificate evidencing ownership of such Preferred Securities and has paid for the Preferred Securities acquired by it, in accordance with the Trust Agreement, the Underwriting Agreement and the Registration Statement, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement, the Underwriting Agreement and the

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January 11, 2008

Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.
     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.
     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.
     2. The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.
     3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated, pursuant to the Trust Agreement, to provide (A) indemnity or security in connection with and pay taxes or governmental charges arising from transfers or exchanges of Trust Preferred Security Certificates and the issuance of replacement Trust Preferred Security Certificates and (B) security or indemnity in connection with requests of or directions to the Trustee to exercise its rights and powers under the Trust Agreement.
     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We consent to McAndrews, Allen & Matson’s and Manatt, Phelps & Phillips’ relying as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them on the date hereof pursuant to the Underwriting Agreement. In addition, we hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not

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thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

DKD/MWR